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                                                                     EXHIBIT 3.1

                           CERTIFICATE OF DESIGNATION

                                       OF

                            SERIES B PREFERRED STOCK

                                       OF

                              BROADVIEW MEDIA, INC.

      (Pursuant to Chapter 302A of the Minnesota Business Corporation Act)


         Broadview Media, Inc., a corporation organized and existing under the Minnesota Business Corporation Act (hereinafter called the "Company"), hereby certifies that the following resolution establishing Series B Preferred Stock of the Company pursuant to Minnesota Statutes, Section 302A.401 was duly adopted by the directors of the Company on March 29, 2005:

         RESOLVED, that, pursuant to the authority granted to and vested in the Board of Directors of the Company (hereinafter called the "Board of Directors" or the "Board") in accordance with the provisions of the Restated Articles of Incorporation, as amended to date (hereinafter called the "Articles of Incorporation"), the Board of Directors hereby creates a series of Preferred Stock of the Company and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

         SERIES B PREFERRED STOCK:

         Section 1. Designation and Amount. The shares of such series shall be designated, from the Company's heretofore undesignated shares, as "Series B Preferred Stock" (the "Series B Preferred Stock") and shall have a par value of $.01 per share solely for the purpose of a statute or regulation imposing a tax or fee based upon the capitalization of the Company. The aggregate number of authorized shares of Series B Preferred Stock is 500,000.

         Section 2. Voting Rights. Subject to the rights of the holders of shares of any series of capital stock of the Company ranking on a parity with or superior to the Series B Preferred Stock with respect to voting, each share of Series B Preferred Stock shall entitle its holder to vote on all matters submitted to the Company's shareholders, as if such holder held the number of shares of the Company's Common Stock ("Common Stock") into which such share of Series B Preferred Stock may be converted in accordance with Section 5. Except as otherwise required by law, the holders of shares of Series A Preferred Stock, Series B Preferred Stock and Common Stock and any other capital stock of the Company having voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Company. In the event that applicable law requires that the holders of Series B Preferred Stock shall be entitled to vote as a class or series on a particular matter, the holders of shares of Series B Preferred Stock and the holders of any other preferred stock of the Company shall vote together as one class or series on such matter to the extent permitted by law.




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         Section 3. Dividends.


                  (A) Each share of Series B Preferred Stock shall entitle its holder to receive, when, as and if declared by the Board of Directors out of funds legally available for such purpose, cash dividends at an annual rate of $0.06 per share of Series B Preferred Stock. Such dividends shall accrue, without interest, and be cumulative if not declared and paid on such annual basis.

                  (B) The foregoing dividend rights of the holders of Series B Preferred Stock shall rank prior and superior to the rights of the holders of Series A Preferred Stock to receive cash dividends when, as and if declared by the Board of Directors. Subject to the rights of holders of any other series of capital stock of the Company ranking on a parity with or superior to the Series B Preferred Stock with respect to dividends, no dividends on any Common Stock or other capital stock of the Company will be declared or paid or set apart for payment in any year unless the Company has paid in full for such year the dividends described in Section 3(A) above plus all cumulative and unpaid dividends to the holders of Series B Preferred Stock.

         Section 4. Liquidation.

                  (A) Subject to the rights of holders of any other series of capital stock of the Company ranking on a parity with or superior to the Series B Preferred Stock with respect to liquidation preference, each share of Series B Preferred Stock shall entitle its holder to receive, in the event of the liquidation or dissolution of the Company, $1.25 in cash, together with an amount in cash equal to the cumulative dividends, whether or not declared, that are unpaid thereon up to the date of distribution, before any payment is made or assets distributed to the holders of Series A Preferred Stock, Common Stock or any other capital stock of the Company.

                  (B) If upon such liquidation or dissolution, and after any required preferential distribution of assets and funds to holders of shares of capital stock of the Company ranking superior to the Series B Preferred Stock with respect to liquidation preference, the assets and funds remaining available for distribution to holders of Series B Preferred Stock and all series of capital stock ranking on a parity with Series B Preferred Stock with respect to liquidation preference (collectively, "Parity Stock") shall be insufficient to pay the holders of such shares the full preferential amounts to which they shall be entitled, (i) as between the several series of Parity Stock, the total amount to be distributed to the holders of each individual series shall be determined by multiplying the total amount available for distribution to all holders of Parity Stock by a fraction, the numerator of which shall be the total liquidation preference of all shares of such individual series then outstanding and the denominator of which shall be the liquidation preference of all shares of Parity Stock then outstanding; and (ii) once the total amount to be distributed with respect to each individual series of Parity Stock has been determined pursuant to the foregoing calculation, each holder of such individual series shall share pro rata in the total amount to be distributed to all holders of such series in proportion to the number of shares of such series held.

                  (C) Upon the completion of the distribution required by subparagraph (A) of this Section 4, the remaining assets of the Company, if any, available for distribution to stockholders shall be distributed among the holders of Series A Preferred Stock in accordance with its rights and thereafter to the holders of Common Stock.



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         Section 5. Conversion.

                  (A) Each share of Series B Preferred Stock shall entitle its holder to convert such share of Series B Preferred Stock into one share of Common Stock.

                  (B) Each share of Series B Preferred Stock shall automatically be converted into one share of Common Stock on the date upon which the Company obtains the written consent to such conversion by the holders of a majority of the then outstanding shares of Series B Preferred Stock.

                  (C) Each share of Series B Preferred Stock shall automatically be converted into one share of Common Stock on the date upon which the Company obtains the written consent to such conversion by the holders of a majority of the then outstanding shares of all preferred stock of the Company, voting together as one class, provided that all outstanding shares of preferred stock of the Company shall be converted into Common Stock concurrent with such conversion of Series B Preferred Stock.

         Section 6. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of fractional shares, the Company shall pay cash equal to such fraction multiplied by the then effective Conversion Price.

         Section 7. Stock Splits, Dividends. The conversion rate stated in
Section 5 above shall be equitably adjusted in the event of a stock split of or stock dividend on the Common Stock.

         Section 8. No Preemptive Rights. The holders of Series B Preferred Stock shall not have any preemptive rights pursuant to Minnesota Statutes 302A.413. The Company may, however, grant preemptive rights by agreement.

         Section 9. Status of Converted or Redeemed Stock. Upon redemption or conversion of any shares of Series B Preferred Stock, any shares so redeemed or converted shall constitute undesignated authorized but unissued shares of the Company. At such time as all outstanding shares of Series B Preferred Stock have been converted or redeemed, (i) any theretofore authorized but unissued shares of such class or series shall also return to the status of undesignated shares;
(ii) this Certificate of Designation shall be deemed amended to eliminate all authorized Series B Preferred Stock and the terms and provisions thereof, and
(iii) the Board of Directors and officers of the Company are authorized to take such action and execute and file such instruments as may be necessary or appropriate to effect such amendment.

         Section 10. Waivers. Holders of a majority of the outstanding Series B Preferred Stock may waive the Company's compliance with any provision set forth herein.

         Section 11. Notices. Any notice required by the provisions of this Certificate of Designation to be given to the holders of shares of Series B Preferred Stock shall be deemed given when deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of the Company. Each such notice shall be deemed given at the time delivered by hand, if personally delivered; when receipt acknowledged, if telecopied; and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.




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         I certify that I am authorized to execute this Certificate of
Designation and I further certify that I understand that by signing this Certificate I am subject to the penalties of perjury as set forth in Section 609.48, Minnesota Statutes, as if I had signed this Certificate under oath.



                                                /s/  H. Michael Blair
                                            ------------------------------------
                                            H. Michael Blair
                                            Chief Financial Officer